Exhibit 99.2

Press Release
Penske Automotive Group, Inc., 2555 Telegraph Road Bloomfield Hills, MI 48302-0954

FOR IMMEDIATE RELEASE
PENSKE AUTOMOTIVE INCREASES DIVIDEND
BLOOMFIELD HILLS, MI, November 2, 2011 — Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has approved a 12.5% increase in the Company’s dividend to $0.09 per share.
The dividend, which is payable on December 1, 2011, to shareholders of record on November 14, 2011, represents the second increase this year and restores it to the level paid by the Company prior to its suspension in the fourth quarter of 2008 due to the recession. “The increase in the dividend, coupled with the 2.4 million shares we have reacquired so far this year, demonstrates the strength of our financial position, the confidence we have in the improving auto sales environment and our commitment to shareholders,” said President Rob Kurnick.
About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 325 retail automotive franchises, representing 42 different brands and 28 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 155 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 15,000 employees.
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties as well as external factors such as consumer credit conditions; adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters such as the earthquake and tsunami that struck Japan in March 2011; macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones	Anthony R. Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2800	248-648-2540
dave.jones@penskeautomotive.com	tpordon@penskeautomotive.com
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